FNBH BANCORP, INC.

FOR IMMEDIATE RELEASE	NEWS RELEASE
Date Submitted: November 4, 2005 NASDAQ Symbol: FNHM	Contact:	Janice B. Trouba Senior Vice President and Chief Financial Officer (517)545-2213

FNBH Bancorp, Inc. Announces
Third Quarter 2005 Results

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell (the Bank), announced its operating results for the nine months ended September 30, 2005. Net income was $4,744,000, a 7.4% increase over last year’s nine months’ earnings of $4,418,000. Basic and diluted net income per share were $1.48, an increase of $.09 (6.5%) compared to the same period last year. Return on assets for the first nine months of 2005 increased to 1.35% compared to 1.32% last year and return on equity decreased to 13.42% compared to 13.82% last year.

The increase in earnings was primarily due to increased net interest income of $2,301,000 (16.2%) due to higher average earning assets and a higher yield on those assets due to the recent increases in the prime rate partially offset by recent increases in rates paid on deposit accounts. The net interest margin for the nine months ended September 30, 2005 was 4.97% compared to 4.55% for the nine months ended September 30, 2004. Offsetting this increase was an increase in the loan loss provision of $1,049,000 (105.4%), the result of increased specific reserves primarily related to declines in collateral values and higher loan delinquencies. In addition, noninterest income in 2005 decreased $136,000 (4.5%), a result of the recognition in 2004 of a $299,000 nonrecurring gain on the sale of property held for sale. Noninterest expense increased $599,000 (6.0%) due to increased salary and employee benefit costs as well as increased computer service fees and other loan and collection expenses. Non-performing loans of $6,876,000 at September 30, 2005 have increased compared to the year end level of $1,434,000 at December 31, 2004, and have increased compared to the $1,968,000 level at September 30, 2004. The increase in non- performing loans is partially due to the soft Michigan economy. Impaired loans totaled $9.8 million at September 30, 2005, $5.9 million at December 31, 2004 and $6.8 million at September 30, 2004. The increase in impaired loans is due to stricter standards being placed on loan collateral valuation as well as the Michigan economy. The provision for loan losses was increased in 2005 based on an analysis of potential losses inherent in the loan portfolio which is being affected by the current level of nonperforming loans and impaired loans.

At September 30, 2005, assets totaled $489 million, an increase of 7.0% over assets of $457 million at December 31, 2004 and an increase of $26 million (5.5%) from September 30, 2004. Short term investments, certificates of deposit and investment securities at September 30, 2005 increased $19 million (24.7%) from December 31, 2004 and decreased $5.5 million (5.5%) from September 30, 2004. The increase during the third quarter each year is primarily due to increased short term investments the result of increased public fund deposits at this time of the year. Loans increased $12 million (3.5%) from December 31, 2004 and $32 million (9.3%) from September 30, 2004, the increase occurred in commercial loans as a result of improved loan demand during the first and second quarters of 2005. Deposits increased to $435 million at September 30, 2005 from $399 million (9.0%) at December 31, 2004, and increased $25 million (6.1%) from $410 million at September 30, 2004. The Company continues to maintain a strong capital position with an 8.9% increase in capital since September 30, 2004.

FNBH Bancorp, Inc., parent company of First National Bank, a financial services company headquartered in Howell, Michigan, is a full service bank offering commercial and retail banking services, and investment management. First National Bank, with assets over $488 million and nine offices, has served Livingston County for over 100 years. The company’s stock is traded on the NASDAQ Bulletin Board (FNHM) and can be purchased by calling Howe Barnes at 800.800.4693 or Monroe Securities Inc. at 312.327.2535.